POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, the EPIPHANY FUNDS, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended;

WHEREAS, the undersigned is the Treasurer and Chief Financial Officer of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, SAMUEL J. SALADINO, III, AND CARMEN ELIZABETH FAHY, his and its attorneys for him and in his name, place and stead, and in his capacity as a Treasurer of the Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement (file Nos. 33-138045, 811-21962) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused his name to be subscribed hereto this 22nd day of March, 2016.

ATTEST:

By: /s/Bob Anastasi

Bob Anastasi, Treasurer and Chief Financial Officer

STATE OF OHIO

)

) ss:

COUNTY OF CUYAHOGA)

Before me, a Notary Public, in and for said county and state, personally appeared Bob Anastasi who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 22nd  day of March, 2016.

/s/Tina M. Olexo

Notary Public

My commission expires: 9-17-16